Exhibit 99.1
ENTERPRISE INCREASES CAPACITY OF BANK CREDIT
FACILITIES BY $500 MILLION TO $5.5 BILLION

Houston, Texas (September 16, 2015) – Enterprise Products Partners L.P. (NYSE:EPD) (“Enterprise”) announced today that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), increased its bank credit facilities by $500 million to provide the company with up to $5.5 billion of aggregate borrowing capacity. The facilities consist of an amended $4.0 billion multi-year revolving credit agreement that matures in September 2020 and a new $1.5 billion 364-day revolving credit agreement, both of which are unconditionally guaranteed by Enterprise on an unsecured and unsubordinated basis.  As of today, aggregate available borrowing capacity under the increased bank credit facilities is approximately $4.7 billion.
“Enterprise currently has approximately $8 billion of organic growth projects under construction that should be completed and begin generating new sources of cash flow between now and 2017.  This $500 million expansion of our bank credit facilities provides the partnership additional financial flexibility during this period.  We thank our bank group for their continued support,” said Michael A. Creel, chief executive officer of Enterprise’s general partner.
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. The partnership’s assets include approximately 49,000 miles of pipelines; 225 million barrels of storage capacity for NGLs, petrochemicals, refined products and crude oil; and 14 billion cubic feet of natural gas storage capacity.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and its general partner expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors included in Enterprise’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
 Rick Rainey, Media Relations (713) 381-3635
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